Exhibit 99.1

Cellectar Strengthens Global IP Position with Phospholipid Drug Conjugate Composition of Matter Patent in Eurasia, Australia, and Mexico

New patent covers phospholipid-ether analogs combined with various small molecule chemotherapeutics and methods of use for PDCs™

FLORHAM PARK, N.J., Apr. 27, 2021 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced that it has received notification of formal grant of the patent titled, “Phospholipid-Ether Analogs as Cancer-Targeting Drug Vehicles” by the Eurasian, Australian and Mexican patent authorities. This patent provides composition of matter and use protection for the company’s proprietary phospholipid-ether (PLE) analogs as a targeted delivery vehicle in combination with a broad range of commonly used chemotherapeutic classes such as alkaloids, nucleoside analogs, as well as other classes of small molecule chemotherapeutic agents.

“These granted patents further strengthen the global IP coverage for our phospholipid drug conjugate (PDC) platform that can enable selective delivery of key small molecules to cancer cells,” said James Caruso, president and CEO of Cellectar. “Our PDC platform has a wide range of functionality, including the potential to improve the efficacy and tolerability of certain drugs, and is applicable to multiple classes of molecules. We look forward to continuing our development and exploring potential partnerships to leverage this impressive technology for the benefit of patients.”

The cancer-targeting PLE delivery vehicle serves as the foundation for the company’s research, development and pipeline including CLR 131, our lead product candidate. CLR 131 is currently in multiple clinical studies, including a pivotal registrational study in Waldenstrom’s macroglobulinemia, a Phase 2b study in multiple myeloma, and a Phase 1 study in multiple pediatric solid tumor indications.

About Phospholipid Drug Conjugates™

Cellectar's product candidates are built upon a patented delivery platform that utilizes optimized phospholipid ether-drug conjugates (PDCs™) to target cancer cells. The PDC platform selectively delivers diverse oncologic payloads to hematologic cancers and solid tumors including cancer stem cells. This selective delivery allows the payloads’ concentration within tumor cells to be increased while reducing the concentration in normal tissue, which may enhance drug potency while reducing adverse events. This platform takes advantage of a metabolic pathway utilized by all tumor cell types. Compared with other targeted delivery platforms, the PDC platform’s mechanism of entry relies on targeting a change in cancer cell membranes that occurs due to the metabolic needs of the cancer which is very different than normal tissue. In addition, PDCs can be conjugated to molecules in numerous ways, thereby increasing the types or classes of molecules that can be selectively delivered. Cellectar believes the PDC platform holds potential for the discovery and development of the next generation of cancer-targeting agents.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes CLR 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), and proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com